Exhibit 99.1

ANGI Homeservices Announces Chief Financial Officer Transition

DENVER, Colo., December 9, 2020 (GLOBE NEWSWIRE) -- Today, ANGI Homeservices (NASDAQ: ANGI), a leading digital marketplace connecting millions of homeowners with home service professionals across the globe, announced that Chief Financial Officer Jamie Cohen will step down effective December 31, 2020 to pursue an outside opportunity. IAC Chief Financial Officer Glenn H. Schiffman will also assume the role of interim ANGI Homeservices Chief Financial Officer as the company conducts a search for a permanent replacement. Mr. Schiffman previously served as Chief Financial Officer of ANGI Homeservices from September 2017 through March 2019 when Ms. Cohen was announced as his successor.

“Over nearly a decade, Jamie has been key in building a strong financial foundation that has allowed us to scale as we’ve grown into a global, publicly-traded company,” said Brandon Ridenour, Chief Executive Officer, ANGI Homeservices. “I am truly grateful for all of Jamie’s contributions to our success and wish her the best of luck in her next pursuit.”

Ms. Cohen will remain in her current role as Chief Financial Officer of ANGI Homeservices through the end of the year before moving to an advisor role for the next few months to ensure a smooth transition.

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About ANGI Homeservices Inc.

ANGI Homeservices Inc. (NASDAQ: ANGI) turns home improvement jobs imagined into jobs well-done. People throughout North America and Europe rely on us to book quality home service pros across 500 different categories, from repairing and remodeling to cleaning and landscaping. Over 230,000 domestic service professionals actively seek consumer matches, complete jobs or advertise through ANGI Homeservices’ platforms and consumers turn to at least one of our brands to find a pro for more than 25 million projects each year. We’ve established category-transforming products through brands such as HomeAdvisor®, Angie’s List®, Handy and Fixd Repair – as well as international brands such as HomeStars, MyHammer, MyBuilder, Instapro, Travaux and Werkspot. Our marketplaces have enabled more than 150 million consumer-to-pro connections, meaningfully redefining how easily and effectively home pros are discovered and hired.  The Company is headquartered in Denver, Colorado. Learn more at www.angihomeservices.com.

Contacts:

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

ANGI Homeservices Corporate Communications

Mallory Micetich

(303) 963-8352

IAC Corporate Communications

Valerie Combs

(212) 314-7361